EXHIBIT F

                       AMENDMENT TO RIGHTS AGREEMENT



      AMENDMENT, dated as of February 16, 2000, to the Rights Agreement, dated as of June 12, 1995 (the "Agreement"), between Shorewood Packaging Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as rights agent (the "Rights Agent").

      WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

      WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

      1. Section 1(a) is amended by adding the following at the end of said Section:

           "; provided, however, that none of International Paper Company, a New York corporation ("Parent"), International Paper - 37, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and their Affiliates shall be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement, dated as of February 16, 2000 (the "Merger Agreement," which term shall include any amendments thereto) by and among the Company, Parent and Purchaser, or (ii) the execution of the Stockholders Agreement, dated as of February 16, 2000 (the "Stockholders Agreement," which term shall include any amendments thereto) by and among Parent, Purchaser and certain holders of the Common Stock, or (iii) the consummation of any of the transactions contemplated by either the Merger Agreement or the Stockholders Agreement, including, without limitation, the public or other announcement of the tender offer provided for by the Merger Agreement (the "Offer"), the consummation of the Offer, the public or other announcement of the merger provided for by the Merger Agreement (the "Merger"), the consummation of the Merger, the public or other announcement of the acquisition by Parent, Purchaser or any of their Affiliates of beneficial ownership of any securities of the Company pursuant to the Stockholders Agreement, and the acquisition by Parent, Purchaser or any of their Affiliates of beneficial ownership of any securities of the Company pursuant to the Offer, the Merger Agreement or the Stockholders Agreement."

      2. Section 1(c)(i) is amended by adding the following at the end of said Section:

           "; provided, further, that neither Parent, Purchaser nor any of their Affiliates shall be deemed the "Beneficial Owner" or be deemed to "beneficially own" any shares of Common Stock acquired as a result of the consummation of the Offer, the consummation of the Merger, the execution of the Stockholders Agreement or the consummation of any of the transactions contemplated by the Stockholders Agreement."

      3. Section 1(c)(ii) is amended by adding the following at the end of said Section:

           "; provided, further, that neither Parent, Purchaser nor any of their Affiliates shall be deemed the "Beneficial Owner" or be deemed to "beneficially own" any shares of Common Stock acquired as a result of the consummation of the Offer, the consummation of the Merger, the execution of the Stockholders Agreement or the consummation of any of the transactions contemplated by the Stockholders Agreement."

      4. Section 1(c)(iii) is amended by adding the following at the end of said Section:

           "; provided, further, that neither Parent, Purchaser nor any of their Affiliates shall be deemed the "Beneficial Owner" or be deemed to "beneficially own" any shares of Common Stock acquired as a result of the consummation of the Offer, the consummation of the Merger, the execution of the Stockholders Agreement or the consummation of any of the transactions contemplated by the Stockholders Agreement."

      5. Section 11(b) is amended by adding the following at the end of said Section:

           "Notwithstanding anything to the contrary contained in this Agreement, none of the announcement of the Offer, the commencement of the Offer, the consummation of the Offer, the announcement of the Merger, the consummation of the Merger or any acquisition of shares of Common Stock pursuant to the Stockholders Agreement shall constitute a Section 11(b) Event."

      6. The term "Agreement" as used in the Rights Agreement shall be used to refer to the Rights Agreement as amended hereby.

      7. The foregoing amendment shall be deemed effective as of February 16, 2000, and except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      8. By his execution hereof, the undersigned officer of the Company certifies on behalf of the Company that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

      9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed this 3rd day of March 2000.


                     SHOREWOOD PACKAGING CORPORATION


                     By:  /s/ Andrew N. Shore
                          -------------------------------------
                     Name:  Andrew N. Shore
                     Title: Vice President, General Counsel & Secretary


                     THE BANK OF NEW YORK


                     By:  /s/ James Dimino
                          --------------------------------------
                     Name:  James Dimino
                     Title: Vice President